CLOVER HEALTH INVESTMENTS, CORP.
February 23, 2023

Mr. Prabhdeep Singh

Dear Prabhdeep:
This letter (the “Agreement”) confirms the agreement between you and Clover Health Investments, Corp. (collectively, with its affiliates and subsidiaries, the “Company”) regarding the termination of your employment with the Company.
1.Separation Date. By signing this Agreement, you hereby agree to resign, effective as of March 31, 2023 (the “Separation Date”), from any and all officer or other positions held by you with the Company or any of its subsidiaries or affiliates, and you agree to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. After the Separation Date, you agree that you will not represent to anyone that you are still an employee or officer of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.No Other Amounts/Benefits Owed. For purposes of clarity, this paragraph shall only be considered part of the Agreement when the Agreement is re-executed on or after your Separation Date. By re-executing this Agreement on or after your Separation Date, you acknowledge and agree that, as of the Separation Date, you have been timely paid all of your salary, all of your accrued but unused vacation and paid time off, and all other wages earned through the Separation Date. You acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits, or any other compensation or amounts that have not already been paid to you. You further agree that you have no unreimbursed business expenses arising out of your employment with the Company. You also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
3.Consideration for Execution of this Agreement and Provision of Services. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, your execution of this Agreement and re-execution on or after the Separation Date and on or before the Deadline (as defined below), without revocation, and provided you comply with all of the terms and conditions of this Agreement, the Covenants Agreement (as defined below) and all applicable Company policies, the Company will provide you with the following:
a.COBRA. The Company will pay your COBRA premiums for medical, dental, and vision benefits for three (3) months following the date that your employment with the Company ends, provided you elect COBRA benefits.
4.General Release. In consideration for receiving the benefits and payments described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, whether arising under equity, statute, or federal, state, foreign, or common law, that were, could have been, or in the future can or might be asserted in any court, tribunal, or proceeding against the Company or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches, or related entities (collectively, including the Company, the “Entities”) or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options, or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability, or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law (N.Y. Exec. Law § et seq.), the New York City Human Rights Law (New York City Adm. Code § 8-101, et. seq.), or any other federal, state, or local law prohibiting discrimination, harassment or retaliation, and all other federal, state and local laws, ordinances, and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action, or proceeding, and you are not required to notify the Company that you have made such reports and disclosures, or have participated or cooperated in any governmental investigation, action, or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable state legislature. You expressly acknowledge and represent that no one has interfered with your ability to report possible violations of any law and it is Released Parties’ policy to encourage such reporting. You further acknowledge and represent that you have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury. You acknowledge and agree that you have not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges, or lawsuits against any Released Party with any governmental agency, court, or tribunal. You acknowledge that the benefits that you are receiving in connection with this Agreement are in addition to anything of value to which you are entitled from the Company.
This waiver and release covers only those claims that arose or could have arisen prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to (i) rights arising under, or preserved by, this Agreement (including the right to receive the benefits described in Section 3), (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) your indemnification rights under the Company’s internal governing documents or D&O insurance policies, or (iv) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have at least 21 calendar days within which to consider this Agreement (although you may choose to execute the Agreement earlier); (d) you have seven (7) calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period provided in this section. To revoke the Agreement, you must email Company’s Chief People Officer, Rachel Fish, at email address rachel.fish@cloverhealth.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement by the Deadline.
6.Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California), which reads substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.

7.Breach. If you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.

8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

9.Continuing Obligations. At all times in the future, you will remain bound by the Covenants Agreement between you and the Company, dated June 15, 2021 (the “Covenants Agreement”), which shall remain in full force and effect in accordance with, and only to the extent permitted by, its terms.
10.Return of Company Property. For purposes of clarity, this paragraph shall only be considered part of the Agreement when the Agreement is re-executed on or after your Separation Date. By re-executing this Agreement on or after your Separation Date, you agree that, as of the Separation Date, you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and you have returned or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives, or in a cloud environment).
11.Post-Termination Consulting Services. You agree to perform services for the Company as an independent contractor, with the term of your consulting relationship beginning on the Separation Date and continuing for three (3) months following your Separation Date; provided, that (a) you may end your consulting relationship under this Agreement at any time, for any reason, and (b) the Company may terminate your consulting relationship under this Agreement at any time, for any reason, in either case, without prior notice (the period during which you are providing consulting services under this Agreement is referred to herein as, the “Consulting Period”). During the Consulting Period, you will be expected to provide advice and assistance to the Company as requested by the Company from time to time, which may include without limitation, being available for questions and matters that arise related to the transition of the Company’s growth and sales department following your separation as Chief Growth Officer; and your historical recollections and work as the Company’s former Chief Growth Officer (the “Services”). You agree to perform the Services in good faith and to the best of your ability. You will be paid for the Services at the rate of fifteen thousand dollars ($15,000) per month. You will provide the Company with an invoice on a monthly basis, following which the Company will remit payment within fifteen (15) days. All compensation or other payments paid or made to you during the Consulting Period in respect of your Services shall be paid or made without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax and other obligations associated therewith. You further acknowledge and agree that during the Consulting Period, except with respect to benefits accrued, vested, or earned prior to the Separation Date, you have no right to participate, and shall not participate, in any employee benefit plans, programs, or policies of the Company.
12.Cooperation with the Company. In addition, you shall cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation, or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment or services with the Company or its predecessors or affiliates for which the Company requests your assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with your other material business and personal obligations and commitments. In addition, you agree to cooperate fully in matters relating to the transition of your employment and responsibilities, and other matters reasonably requested by the Company, whether before or after your Separation Date.
13.Non-Disparagement. You and the Company mutually agree that neither party will knowingly make any negative or disparaging statements (orally or in writing or in any medium, including via blogging or otherwise via the internet) about the other party, except as required by law. For purposes of this section, the Company shall be defined to encompass its subsidiaries, successors, stockholders, directors, officers, employees, service providers, agents, advisors, partners, affiliates, products, services, formulae, corporate structure or organization, marketing methods, and business practices or performance. A disparaging statement is any communication that, if publicized (whether or not it was intended to become public), would cause or reasonably be expected to cause the recipient of the communication to question the business condition, reputation integrity, competence, good character, or product quality of the person or entity to whom the communication relates.
14.Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
15.Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance, or execution, shall be resolved by final, binding, and confidential arbitration before a single arbitrator in New York, NY (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim, or demand through a trial by jury or judge, or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class, or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class or collective action waiver must be decided by a court and if for any reason it is found to be unenforceable, the representative, class or collective action claim may only be heard in court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary, or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
16.Entire Agreement. You agree that except for the Covenants Agreement, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the offer letter entered into by and between you and the Company, dated June 15, 2021. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
17.Governing Law. Except as to the Dispute Resolution section above, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
19.Amendments/No Oral Modification. This Agreement and any amendments hereto may not be amended, changed, waived, discharged, or terminated, in whole or in part, except by an instrument in writing signed by both you and the Company (or their respective successors-in-interest).
20.Interpretation. This Agreement was mutually prepared by you and the Company and will not be construed against either of them by reason of authorship. Section or paragraph titles have been inserted for convenience only and will not be used in interpreting the terms of this Agreement.
21.Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature
22.Section 409A. It is the intent that any compensation, benefits, and other amounts payable or provided under this Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the Code (“Section 409A”). Any ambiguity in this Agreement shall be interpreted consistent with the foregoing. In that connection, it is the intention of the Company and you that the time you spend providing the Services described herein will constitute no more than 20% of the average time you spent providing services to the Company as an employee during the 36 months immediately prior to the commencement of the Consulting Period, calculated in accordance with Section 409A. Each payment payable hereunder shall be a separate payment in a series of separate payments for purposes of Section 409A. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees, or agents be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or damages for failing to comply with or be exempt from Section 409A and no such person makes any guarantee that this Agreement and the provisions hereof are exempt from or comply with Section 409A.
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To accept this Agreement, please sign and date this Agreement after the Separation Date and return it to me. You have until 5:00 p.m. ET on the date that is the later of (i) twenty-one (21) days following your receipt of this Agreement or (ii) three (3) days following the Separation Date (such date, the “Deadline”) to review and consider this Agreement and to provide me with an executed copy thereof. Please indicate your agreement with the above terms by signing below.
I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.
Sincerely,
CLOVER HEALTH INVESTMENTS, CORP.
By: /s/ Rachel Fish
(Signature)
Name: Rachel Fish
Title: Chief People Officer
My agreement with the terms and conditions of this Agreement (other than Section 11) is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.
Signed: /s/ Prabhdeep Singh      Dated: 2/23/2023
    Prabhdeep Singh
My agreement with the terms and conditions of Section 11 of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of Section 11 of this Agreement.

Signed: /s/ Prabhdeep Singh      Dated: 2/23/2023
    Prabhdeep Singh
RE-EXECUTION OF AND RATIFICATION OF RELEASE SIGNED ON OR AFTER SEPARATION FROM EMPLOYMENT
I hereby re-execute and reaffirm all waivers, rights, and obligations set forth in this Agreement (other than Section 11) that I signed above, including the time to consider it, and voluntarily agree to all of its terms in exchange for the additional benefits to which I would otherwise not be entitled.
Signed:      Dated: __________________________
    Prabhdeep Singh